================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*




                           ALLOT COMMUNICATIONS, LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   M0854Q 10 5
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2007
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)




--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 2 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Limited Partnership ("GI II")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                880,295 shares, except that Gemini Israel Funds
                                Ltd. ("GPGP"), the general partner of GI II, may
                                be deemed to have sole power to vote these
                                shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  880,295 shares, except that GPGP, the general
                                partner of GI II, may be deemed to have sole
                                power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        880,295 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.00%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 22,008,249 Ordinary Shares of the Issuer outstanding.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 3 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Advent PGGM Gemini Limited Partnership ("Advent")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                112,216 shares, except that each of Gemini
                                Capital Associates, Limited Partnership ("GCA"),
                                the general partner of Advent, and GPGP, the
                                general partner of GCA, may be deemed to have
                                sole power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  112,216 shares, except that each of GCA, the
                                general partner of Advent, and GPGP, the general
                                partner of GCA, may be deemed to have sole power
                                to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        112,216 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.51%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 22,008,249 Ordinary Shares of the Issuer outstanding.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 4 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Parallel Fund Limited Partnership ("Parallel")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                690,669 shares, except that each of GCA, the
                                general partner of Parallel, and GPGP, the
                                general partner of GCA, may be deemed to have
                                sole power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  690,669 shares, except that each of GCA, the
                                general partner of Parallel, and GPGP, the
                                general partner of GCA, may be deemed to have
                                sole power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        690,669 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.14%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 22,008,249 Ordinary Shares of the Issuer outstanding.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 5 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Partners Investors L.P. ("Partners")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                19,499 shares, except that GPGP, the general
                                partner of Partners, may be deemed to have sole
                                power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  19,499 shares, except that GPGP, the general
                                partner of Partners, may be deemed to have sole
                                power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,499 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.09%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 22,008,249 Ordinary Shares of the Issuer outstanding.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 6 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Capital Associates, Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                802,885 shares, of which 690,669 shares are
                                directly owned by Parallel and 112,216 shares
                                are directly owned by Advent. GPGP, the general
                                partner of GCA, may be deemed to have sole power
                                to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  802,885 shares, of which 690,669 shares are
                                directly owned by Parallel and 112,216 shares
                                are directly owned by Advent. GPGP, the general
                                partner of GCA, may be deemed to have sole power
                                to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        802,885 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.65%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 22,008,249 Ordinary Shares of the Issuer outstanding.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 7 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel Funds Ltd. ("GPGP")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,702,679 shares, of which 880,295 shares are
                                directly owned by GI II, 690,669 shares are
                                directly owned by Parallel, 112,216 shares are
                                directly owned by Advent and 19,499 shares are
                                directly owned by Partners. GCA, the general
                                partner of Parallel and Advent, may be deemed to
                                have sole power to vote the shares held by
                                Parallel and Advent.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to Row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  1,702,679 shares, of which 880,295 shares are
                                directly owned by GI II, 690,669 shares are
                                directly owned by Parallel, 112,216 shares are
                                directly owned by Advent and 19,499 shares are
                                directly owned by Partners. GCA, the general
                                partner of Parallel and Advent, may be deemed to
                                have sole power to vote the shares held by
                                Parallel and Advent.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to Row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,702,679 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.74%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        CO
================================================================================

* Based on 22,008,249 Ordinary Shares of the Issuer outstanding.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 8 of 15 Pages
=====================                                         ==================


ITEM 1.

         (a) Name of Issuer:

             Allot Communications, Ltd. (the "Issuer")
                                              ------

         (b) Address of Issuer's Principal Executive Offices:
             5 Hanagar Street, Industrial zone B
             Hod Hasharon L3, 45800


ITEM 2.

         (a) Name of Person Filing:

             (1) Gemini Israel Funds II Limited Partnership ("GI II");

             (2) Advent PGGM Gemini Limited Partnership ("Advent");

             (3) Gemini Israel II Parallel Fund Limited Partnership("Parallel");

             (4) Gemini Partners Investors L.P. ("Partners");

             (5) Gemini Capital Associates, Limited Partnership ("GCA"); and

             (6) Gemini Israel Funds Ltd. ("GPGP")

             The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b) Address of Principal Business Office or, if none, Residence:

             The address of the principal business office of each of the Reporting Persons is: 9 Hamenofim Street, Herzliya Pituach 46725 Israel

         (c) Citizenship:

             Parallel, Advent and GCA are limited partnerships organized under the laws of the State of Delaware. Partners and GI II, are a limited partnerships organized under the laws of the Country of Israel. GPGP is a company organized under the laws of the Country of Israel.

         (d) Title of Class of Securities: Ordinary Shares

         (e) CUSIP Number:                 M0854Q 10 5


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
         NOT APPLICABLE

         (a) |_| Broker or dealer registered under section 15 of the Act
         (b) |_| Bank as defined in section 3(a)(6) of the Act
         (c) |_| Insurance company as defined in section 3(a)(19) of the Act
         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940
         (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)
         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 9 of 15 Pages
=====================                                         ==================


ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:

         SEE ROW 9 OF COVER PAGE FOR EACH REPORTING PERSON.

         (b) Percent of Class:

         SEE ROW 11 OF COVER PAGE FOR EACH REPORTING PERSON. PERCENTAGES ARE BASED ON 22,008,249 ORDINARY SHARES OF THE ISSUER OUTSTANDING, WHICH IS THE TOTAL NUMBER OF ORDINARY SHARES OUTSTANDING AS OF DECEMBER 31, 2007, BASED ON REPRESENTATIONS MADE BY THE ISSUER TO THE REPORTING PERSONS.

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:

             SEE ROW 5 OF COVER PAGE FOR EACH REPORTING PERSON.

             (ii) Shared power to vote or to direct the vote:

             SEE ROW 6 OF COVER PAGE FOR EACH REPORTING PERSON.

             (iii) Sole power to dispose or to direct the disposition of:

             SEE ROW 7 OF COVER PAGE FOR EACH REPORTING PERSON.

             (iv) Shared power to dispose or to direct the disposition of:

             SEE ROW 8 OF COVER PAGE FOR EACH REPORTING PERSON.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A


ITEM 10. CERTIFICATION

         N/A

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 10 of 15 Pages
=====================                                        ===================


SIGNATURE
---------

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:  February 14, 2008

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI PARTNERS INVESTORS L.P.

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI CAPITAL ASSOCIATES LP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI ISRAEL FUNDS LTD.

     By:                    *
         -------------------------------------------

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 11 of 15 Pages
=====================                                        ===================


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to a Power of Attorney previously filed with the Securities and Exchange Commission on February 9, 2006 and attached hereto as Exhibit 2 .



By: /s/ David Cohen
    ---------------------------------
    David Cohen
    Attorney-in-Fact

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 12 of 15 Pages
=====================                                        ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock of Allot Communications, Ltd.

EXECUTED this 14th day of February, 2008.

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI PARTNERS INVESTORS L.P.

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI CAPITAL ASSOCIATES LP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                    *
         -------------------------------------------


GEMINI ISRAEL FUNDS LTD.

     By:                    *
         -------------------------------------------

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 13 of 15 Pages
=====================                                        ===================





*By: /s/ David Cohen
     --------------------------------
     David Cohen
     Attorney-in-Fact


This Schedule 13G was executed by David Cohen on behalf of the above indicated filers pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission on February 9, 2006 and said Power of Attorney is incorporated herein by reference and a copy of which is attached as
Exhibit 2.

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 14 of 15 Pages
=====================                                        ===================

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yossi Sella and David Cohen, and each of them with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2006.


GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------
     By: /s/ David Cohen
         -----------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------
     By: /s/ David Cohen
         -----------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------
     By: /s/ David Cohen
         -----------------------------------

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 15 of 15 Pages
=====================                                        ===================



GEMINI PARTNERS INVESTORS L.P.

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------
     By: /s/ David Cohen
         -----------------------------------


GEMINI CAPITAL ASSOCIATES L.P.

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------
     By: /s/ David Cohen
         -----------------------------------


GEMINI ISRAEL FUNDS  LTD.

     By: /s/ Yossi Sela
         -----------------------------------
     By: /s/ David Cohen
         -----------------------------------